Exhibit 10.3

SENIOR SECURED PROMISSORY NOTE

$75,000.00	February 15, 2021

FOR VALUE RECEIVED, SKYPERSONIC, INC., a Michigan corporation (“Maker”) promises to pay Fat Shark Holdings, Ltd., a Cayman Islands Exempted Company, or assigns (“Holder”) in lawful money of the United States of America, the aggregate principal sum of Seventy-Five Thousand Dollars and 00/100 ($75,000.00), together with interest on the unpaid principal balance from the date hereof until the Payment Date (as defined below) at an annual rate equal to six (6%) percent per annum, in the manner provided below. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed until payment.

1. Principal and Interest. The principal amount of this Note and the unpaid interest shall be due and payable on May 14, 2021 (the “Payment Date”). Notwithstanding anything herein to the contrary, the Note may be prepaid by Maker without penalty, in whole or in part. In the event of the sale of any of the Collateral (as defined below) by Maker, the Payment Date with respect to the net proceeds of such sale shall be accelerated to the date of receipt by Maker and shall be immediately paid to Holder as a reduction in the Note obligations.

2. Manner of Payment. The payment of principal and interest on this Note shall be paid by Maker to Holder by wire transfer of immediately available funds to an account or accounts designated by Holder in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day, and such extension of time shall be taken into account in calculating the amount of interest payable under this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of New York.

3. Security. Maker’s performance under this Note is secured by 54,250 shares of common stock of Maker owned of record by Giuseppe Santangelo (“Santangelo”). an affiliate of Maker (the “Collateral”) which are hereby pledged as collateral to Holder for the obligations herein in the event of a default in payment or performance of any of Maker’s obligations under this note. Upon the closing of a sale of the outstanding capital stock of Maker under that certain Securities Purchase Agreement dated as of February 11, 2022 (the “SPA”), this Section 3 shall automatically terminate, Santangelo shall have no obligation under this Note, the security interest granted hereunder shall terminate, and Santangelo shall transfer, sell and convey the Collateral to Buyer in consideration for the Purchase Price as set forth therein, and neither Holder nor any assignee of Holder shall have any rights or interests of any nature in the Collateral or any proceeds from the sale of the Collateral by Santangelo to Buyer for the pro-rata portion of the Purchase Price, as set forth therein.

4. SPA Provisions. Terms not otherwise defined herein shall have the meanings ascribed to such terms in the SPA. All obligations under the Note, for the absence of doubt, including principal, interest, penalties and costs, shall be deemed “current liabilities” in the calculation of Closing Date Working Capital.

5. Prepayment. Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

6. Severability. If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7. Governing Law. This Note will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

8. Parties in Interest. This Note may be assigned or transferred by Holder. Subject to the preceding sentence, the rights and obligations of Maker and Holder shall be binding upon and benefit their successors, assigns, heirs, administrators and transferees.

9. Section Headings; Construction. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

10. Representation. Each party hereto acknowledges that it has been represented by independent legal counsel in the preparation of the Agreement. Each party recognizes and acknowledges that the undersigned has served as counsel to the Maker and may, in the future, represent the Maker in connection with various legal matters and each party waives any conflicts of interest including claims related to the adequacy of consent and of legal services and other allegations that it has not been represented by its own counsel.

11. Exclusivity. Except for the transactions contemplated by the Transaction Documents and hereunder, Santangelo will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any shares or other voting securities, or any substantial portion of the assets, of either Company (including any acquisition structured as a merger, consolidation, or share exchange), or (ii) participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing or enter into any agreement related to any of the foregoing. Sellers will notify Parent immediately if any Person makes any indication of interest, proposal, offer, inquiry, or contract with respect to any of the foregoing. Santangelo agrees, on his own behalf and on behalf of Maker, that neither Santangelo nor Skypersonic shall have the right to terminate the SPA prior to the Payment Date.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first written above.

SKYPERSONIC, INC.

By:__________________________________

Name: GIUSEPPE SANTANGELO

Title: Chief Executive Officer

GIUSEPPE SANTANGELO

_____________________________________

Individually with respect to paragraph 3 hereof

ACKOWLEDGMENT AND CONSENT:

Red Cat Holdings, Inc., a Nevada corporation (“Red Cat”), and Red Cat Skypersonic, Inc., a Nevada corporation (“Stock Purchaser”), are parties to a certain Share Purchase Agreement (the “Purchase Agreement”) pursuant to which Stock Purchaser agreed to purchase all of the issued and outstanding capital stock of Maker, including all shares of common stock of Maker held by Giuseppe Santangelo, in exchange for newly issued shares of the common stock of Red Cat. Red Cat and Stock Purchaser hereby: (a) consent to the foregoing Note, the indebtedness evidenced thereby, and to the pledge by Giuseppe Santangelo of the Collateral to secure such indebtedness; and (b) agree that all applicable representations and warranties by or on behalf of Maker and Giuseppe Santangelo in the Purchase Agreement and the Disclosure Schedules thereto are amended and supplemented to include this Note, the indebtedness hereunder and the pledge of the Collateral.

RED CAT HOLDINGS, INC., a Nevada corporation

Dated: February ____, 2021

By: _________________________________

Jeffrey Thompson

Its: Chief Executive Officer

RED CAT SKYPERSONIC, INC., a Nevada corporation

Dated: February ____, 2021

By: _________________________________

Jeffrey Thompson

Its: Chief Executive Officer